33

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DASAN ZHONE SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DASAN ZHONE SOLUTIONS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Fellow Stockholders:

You are cordially invited to attend our 2020 Annual Meeting of Stockholders on Tuesday, May 26, 2020 at 10:00 a.m. Pacific Time at our principal executive offices at 1350 South Loop Road, Suite 130, Alameda, California 94502. We are holding the annual meeting for the following purposes:

1.	To elect the following two members of the Board of Directors to serve for three-year terms as Class I Directors: Joon Kyung Kim and Seong Gyun Kim;
2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	To conduct an advisory vote on the compensation of our named executive officers; and
4.	To transact other business that may properly come before the annual meeting or any adjournments or postponements of the meeting.

These items are fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on March 27, 2020, the record date, will be entitled to vote at the annual meeting. Your vote is very important. Whether or not you expect to attend the annual meeting, I encourage you to review the proxy statement and our Annual Report on Form 10-K to learn more about your Company and our achievements in 2019, and to please vote your shares as soon as possible. You may vote by (a) signing, dating and returning the enclosed proxy card/voting instruction form, (b) voting via the Internet or (c) voting by telephone. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your broker, bank or other nominee with instructions on how to vote your shares. For specific instructions on voting procedures, please refer to the section entitled “Voting Procedures” beginning on page 5 of the proxy statement and the instructions on the proxy card/voting instruction card.

By order of the Board of Directors

Il Yung Kim

President and Chief Executive Officer

Alameda, California

April 16, 2020

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,
PLEASE VOTE YOUR SHARES BY PHONE, VIA THE INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF THESE PROXY MATERIALS, BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2020

Electronic copies of our proxy statement and our annual report are available online at www. envisionreports.com/DZSI.

DASAN ZHONE SOLUTIONS, INC.
1350 South Loop Road, Suite 130

Alameda, California 94502

PROXY STATEMENT

The Board of Directors of DASAN Zhone Solutions, Inc. solicits your proxy for use at the annual meeting of stockholders to be held on Tuesday, May 26, 2020 at 10:00 a.m. Pacific Time at the offices of DASAN Zhone Solutions, Inc., 1350 South Loop Road, Suite 130, Alameda, California 94502, and at any adjournments or postponements of the meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.” As used in this proxy statement, the terms “DZS,” “DASAN Zhone,” the “Company,” “we,” “us” and “our” refer to DASAN Zhone Solutions, Inc. and its consolidated subsidiaries.

Why am I receiving Dasan Zhone’s Annual Meeting materials?

DASAN Zhone Solutions, Inc. delivered these materials to you in connection with its solicitation of proxies for use at the 2020 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 26, 2020 at 10:00 a.m. Pacific Time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or made available to stockholders on April 16, 2020.

Why did I receive a notice of internet availability of proxy materials instead of a full set of Dasan Zhone’s Annual Meeting materials, or vice versa?

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), we are providing online internet access to the Annual Meeting materials to many of our stockholders (other than those who previously requested electronic or paper delivery or to whom we have elected to furnish a full set of materials). We mailed to these stockholders a notice of internet availability of proxy materials containing instructions on how to access the Annual Meeting materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Annual Report”), how to vote online, and instructions on obtaining a paper copy of the materials, including a proxy card. The notice instructs stockholders on how to request delivery of proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. All stockholders who did not receive this notice will receive a full set of the Annual Meeting materials in printed form by mail or electronically by e-mail.

What is included in Dasan Zhone’s Annual Meeting materials?

•	This Proxy Statement for the Annual Meeting;
•	Dasan Zhone’s Annual Report; and
•	If you received a full set of Dasan Zhone’s Annual Meeting materials, the proxy card or, if you are a beneficial owner of shares held in street name, a voting instruction form.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that you vote “FOR” the following proposals:

Proposal	Recommendation	Page Reference
1 – Election of the Class I Directors	FOR	11
2 – Ratification of Grant Thornton LLP as our independent registered	FOR	12
3 – Advisory Vote on Compensation of Named Executive Officers	FOR	14

VOTING RIGHTS AND PROCEDURES

Record Date and Shares Entitled to Vote

Only stockholders of record at the close of business on the record date, March 27, 2020, are entitled to notice of and to vote at the Annual Meeting. These stockholders are entitled to cast one vote for each share of common stock held as of the record date on all matters properly submitted for the vote of stockholders at the Annual Meeting. As of the record date, there were approximately 21,513,373 shares of our common stock issued and outstanding, held by 488 holders of record.

Stockholder of Record: Shares Registered in Your Name

If, on March 27, 2020, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting in person, we request that you fill out and return the enclosed proxy card or vote by proxy on the Internet or over the telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If, on March 27, 2020, your shares are registered, not in your name, but rather in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank or broker. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a “legal proxy” from your broker or other agent authorizing you to vote your shares in person.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid annual meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, is necessary to constitute a quorum at the Annual Meeting. In the election of directors, the two nominees who receive the highest number of affirmative votes will be elected as directors. All other proposals require the affirmative vote of a majority of the votes cast at the Annual Meeting.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but they will not be counted as votes cast on any matter. Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Because abstentions and broker non-votes will not be considered votes cast, they will have no effect on the outcome of any proposal.

Voting Procedures

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy card, vote by proxy on the Internet, or by proxy over the telephone as soon as possible to ensure that your vote is recorded promptly. Voting by proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will provide you with a ballot when you arrive.
•	To vote by mail, follow the instructions provided in the proxy card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•	To vote on the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card.
•	To vote over the telephone, call the toll-free number found on the proxy card and follow the recorded instructions.

If you return a signed proxy card but do not fill out the voting instructions on the proxy card or if you indicate when voting on the Internet or over the telephone that you wish to vote as recommended by the Board, the persons named as proxies will vote the shares represented by your proxy “FOR” Proposals 1, 2 and 3. If any other matters are properly presented for voting at the Annual Meeting, or any adjournments or postponements of the Annual Meeting, your proxy vote will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies in their discretion. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from DZS. Your broker, bank or other nominee may allow you to deliver your voting instructions over the Internet or by telephone. Please see the voting instruction form from your broker, bank or other nominee that accompanies this Proxy Statement. If you complete and submit your voting instruction form, the persons named as proxies will vote the shares represented by your voting instruction form in accordance with your instructions.

Under the rules that govern how brokers may vote shares held in street name, brokers do not have the discretion to vote your shares on any non-routine matters. The only proposal at the meeting that is considered a routine matter under applicable rules is the proposal to ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2020. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the proposals described in this Proxy Statement other than the ratification of our independent registered public accounting firm. Please provide voting instructions to your broker, banker or agent so your vote on these matters can be counted.

Revocation

You may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions: (1) submitting another proxy card bearing a later date; (2) delivering written notice of revocation to our Corporate Secretary at 1350 South Loop Road, Suite 130, Alameda, California 94502; or (3) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke any prior instructions.

Proxy Solicitation Costs

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and dissemination of this Proxy Statement and any additional solicitation material that we may provide to stockholders. The original solicitation of proxies may be supplemented by solicitation by mail, telephone, fax, personal interviews or other methods of communication by our directors, officers and employees. We will not pay any additional compensation to directors, officers or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation.

Admission to the Annual Meeting

Only our stockholders, as of the close of business on March 27, 2020, and other persons holding valid proxies for the Annual Meeting are entitled to attend the Annual Meeting. You should be prepared to present valid government issued photo identification for admittance. In addition, if you are not a stockholder of record but hold shares in “street name,” you will need to provide proof of ownership by bringing either a copy of the voting instruction form provided by your broker or a copy of a brokerage statement showing your share ownership as of March 27, 2020. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. The Annual Meeting will be held at our offices, located at 1350 South Loop Road, Suite 130, Alameda, California 94502. For directions, please call (510) 777-7000.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission, or the SEC, permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or notice of Internet availability of proxy materials to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report, proxy statement and any notice of Internet availability of proxy materials. If you would like to opt out of or into this practice for future mailings, and receive separate or multiple annual reports, proxy statements and notices of Internet availability of proxy materials for stockholders sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or any notice of Internet availability of proxy materials without charge by sending a written request to DASAN Zhone Solutions, Inc., Attention: Investor Relations, 1350 South Loop Road, Suite 130, Alameda, California 94502, or by calling us at (510) 777-7000. We will promptly send additional copies of the annual report or proxy statement or any notice of Internet availability of proxy materials upon receipt of such request. Stockholders sharing an address who now receive multiple copies of our annual report, proxy statement and any notice of Internet availability of proxy materials may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other intermediary. Householding does not apply to stockholders with shares registered directly in their names.

Significant Stockholder

Dasan Networks, Inc. (“DNI”) is the Company’s largest stockholder. As of March 27, 2020, DNI owns 9,493,015 shares of Company common stock, which represents approximately 44.1% of the Company’s issued and outstanding common stock. DNI originally obtained its shares in the Company in 2016 in connection with the merger of Dasan Network Solutions, Inc. (“DNS Korea”), then a wholly owned subsidiary of DNI, with a wholly-owned subsidiary of the Company (the “Merger”). DNS Korea survived the Merger as a wholly owned subsidiary of the Company.

As a result of its substantial interest in the Company, DNI is able to significantly influence the Company’s corporate and management policies and the outcome of any corporate transaction or other matter submitted to stockholders for approval. Such transactions may include mergers and acquisitions, sales of all or some of the Company’s assets or purchases of assets, and other significant corporate transactions. The interests of DNI may not coincide with the interests of the Company’s other stockholders or with holders of the Company’s indebtedness.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are dedicated to maintaining the highest standards of business integrity. It is our belief that adherence to sound principles of corporate governance, through a system of checks, balances and personal accountability is vital to protecting our reputation, assets, investor confidence and customer loyalty. Above all, the foundation of our integrity is our commitment to sound corporate governance. Our corporate governance principles and Code of Conduct and Ethics can be found in the “Governance” section of our website at https://investor-dzsi.com/investor-relations/corporate-governance/.

Board Composition

Our Board of Directors is presently comprised of seven members. In accordance with our certificate of incorporation, we divide our Board of Directors into three classes, with Class I consisting of two members, Class II consisting of three members, and Class III consisting of two members. One class of directors is elected by the stockholders to serve a three-year term at each annual meeting.

The following table sets forth (a) the names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, (b) the age of each nominee or director, (c) the Company position(s) currently held by each nominee or director, and (d) the year in which each nominee’s or director’s current term will expire.

Name	Class	Age	Position	Term Expires
Director Nominees
Joon Kyung Kim	I	61	Director	2020
Seong Gyun Kim	I	53	Director	2020

Continuing Directors
Rolf Unterberger	II	53	Director	2021
David Schopp	II	71	Director	2021
Choon Yul Yoo	II	58	Director	2021
Il Yung Kim	III	63	President, CEO and Director	2022
Min Woo Nam	III	57	Chairman of the Board	2022

Michael Connors served as a director and as a member of our Compensation Committee and our Corporate Governance and Nominating Committee until his resignation on November 15, 2019. On January 6, 2020, upon the recommendation of the Corporate Governance and Nominating Committee, the Board unanimously appointed Joon Kyung Kim to fill the Class I vacancy on the Board, with his initial term to expire at the 2020 Annual Meeting.

There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected a director.

Our directors bring to the Board of Directors a wealth of executive leadership experience derived from their service as executives or managing directors of small, large and multinational corporations or venture capital firms. They also bring extensive board experience. Information regarding the qualifications, experience and skills of each of our directors that led our Board of Directors to conclude that such director is qualified to serve on our Board of Directors is described in the following paragraphs.

Class I Directors Standing for Re-Election at this Annual Meeting

Joon Kyung Kim has served as a director of DZS since January 6, 2020. Mr. Kim brings to DASAN Zhone’s board more than 36 years of experience in audit and advisory services with KPMG. Prior to joining DASAN Zhone, Kim served as the National Partner in Charge of KPMG’s Korean practice, a role to which he was appointed in 2005. During his career at KPMG, he progressed through various financial statement audit roles, developing expertise in financial statement audits, operational reviews and special audits of specified areas of operations, regulatory supervisory advice, credit reviews, performance improvement, and internal control related advisory services, and in 1999 was promoted to Partner. Kim serves on the board of directors of Hope Bancorp, Inc. (NASDAQ: HOPE), the holding company for Bank of Hope, a Korean-American bank with over $14 billion in assets.  Mr. Kim holds a Bachelor of Science degree in Business Administration from the University of California, Berkeley and is a Certified Public Accountant. We believe Mr. Kim is well suited to serve on our Board of Directors given his extensive experience in financial and accounting matters, his leadership experience and his experience as a director of a public company.

Seong Gyun Kim has served as a director of DZS since 2016. Mr. Kim currently serves as the Chief Financial Officer and a director of Finetex EnE, Inc., a nanofiber technology company listed on KOSDAQ, positions he has held since 2008. Prior to joining Finetex, Mr. Kim served as a Vice President of Mbizkorea, a game development and game products try-and-buy service supplier company, from 2006 to 2008. From 2013 to 2016, Mr. Kim served as a director of Interpark Holdings Corp., a KOSDAQ-listed Korean online auction and shopping mall. Mr. Kim holds an M.B.A. from Ajou University in South Korea and a B.S. in International Economics from Seoul National University. We believe Mr. Kim is well suited to serve on our Board of Directors given his considerable experience in the business arena as well as serving on different boards of public companies.

Continuing Class II Directors with Terms Expiring 2021

Rolf Unterberger has served as a director of DZS since 2018. Mr. Unterberger is currently the Chief Executive Officer of Cherry GmbH, a manufacturer of keyboards and other computer devices, a position he has held since May 2018.  He is also the founder and Chief Executive Officer of RMU CAPITAL GmbH, a management consulting company (a position he has held since January 2011). Mr. Unterberger previously served as the Managing Director/Partner of Executive Interim Partners GmbH, a management consulting company (a position he held from June 2015 to May 2019). From June 2016 to January 2018, Mr. Unterberger also served as Chief Executive Officer of Keymile GmbH in Germany, a leading manufacturer of telecommunications systems for broadband access acquired by DZS in January 2019. From February 2012 to December 2014, Mr. Unterberger served as Chief Sales & Marketing Officer and member of the Executive Board of Frequentis AG in Austria, a safety-critical communication and information solutions supplier. From December 2008 to January 2012, Mr. Unterberger served as Executive Partner – Managing Director at Accenture GmbH, a management consultancy firm. Prior to November 2008, Mr. Unterberger held various leadership positions at Siemens AG and its affiliates, an electrical engineering and electronics equipment manufacturer, over a period of approximately 20 years. Mr. Unterberger is currently Vice Chairman of the Supervisory Board of Euromicron AG, a technology company listed on the Frankfurt Stock Exchange, and an Advisory Board Member of Melboss Music Inc. Mr. Unterberger has held numerous prior board positions, including Chairman of the Board of Keymile AG Switzerland from July 2016 to September 2017. Mr. Unterberger holds a mechanical engineering degree from HTL in Klagenfurt/Austria, and a bachelor’s degree in industrial engineering from the University of Applied Sciences in Mittweida, Germany. We believe Mr. Unterberger is well suited to serve on our Board of Directors given his extensive experience and knowledge in the telecommunications industry as well as his leadership experience and knowledge of operations of Keymile GmbH.

David Schopp has served as a director of DZS since 2018. Mr. Schopp has served as the Operating Partner for the private equity firm Stonebridge Partners since 2004 and is also a General Partner in Stonebridge Partners Equity Fund IV, L.P. Mr. Schopp was previously President and Chief Executive Officer of Orbis Corporation, a division of Menasha Corp., a manufacturer of plastic returnable containers and logistics management. Prior to Orbis, he was Vice President and General Manager of Promo Edge, also a division of Menasha Corp. Mr. Schopp has built and sold several of his own portfolio companies including US Sample Company, Bates Inc., and Congress Packaging. He was previously a consultant with Booz Allen Hamilton Inc. Ms. Schopp is currently Chairman of the Board of Directors of Cast Crete, a manufacturer of concrete lintels, Hydraulex Global, an aftermarket manufacturer of hydraulic pumps, and Specialty Bakers, a commercial bakery. Mr. Schopp has held numerous prior board positions, including as Chairman of the Board of Directors of American Dryer Corporation, Inland Pipe Rehabilitation, Alpine Engineering, and Corbi Plastics. Mr. Schopp holds both a B.S. and M.S. in Aeronautical Engineering from Rensselaer Polytechnic Institute. We believe that Mr. Schopp is a superior business leader who understands our company’s vision to empower global advancement and his experience building companies and advising Fortune 500 companies is valuable to DZS as we lead the way to the new generation of broadband solutions.

Choon Yul Yoo has served as a director of DZS since August 8, 2019. Since March 1999, Mr. Yoo has served as the President and Chief Operating Officer of DNI. Additionally, since June 2012, Mr. Yoo has also served as the President and Chief Executive Officer of DMC Co., Ltd., an auto parts manufacturing company and affiliate of DNI. From January 2017 to January 2018, Mr. Yoo served as the Chief Executive Officer of Solueta Co., Ltd., a provider of electromagnetic interference and electromagnetic compatibility solutions. Mr. Yoo also previously served as Chief Executive Officer of DNS Korea from April 2015 until September 2016, when DNS Korea was acquired by the Company. Mr. Yoo holds a Bachelor of Science degree in Mechanical Engineering from Dongyang Technical College.  We believe that Mr. Yoo is well suited to serve on our Board of Directors given his extensive leadership experience and his knowledge of DNS Korea’s operations.

Continuing Class II Directors with Terms Expiring 2022

Min Woo Nam has served as the Chairman of the Board of Directors of DZS since 2016. Mr. Nam currently serves as the Chief Executive Officer and Chairman of the Board of Directors of DNI, a position he has held since March 1993. Mr. Nam previously served as the Chief Executive Officer of Korea Ready System and Dasan Engineering Co., Ltd. His work has included export of technical services to Silicon Valley, California since 1999. Mr. Nam served as General Chairman of the International Network of Korean Entrepreneurs from 2004 until 2006, and has served as Director of the Korea Entrepreneurship Foundation since November 2011. Previously, he served as Chairman of the Korean Venture Business Association. Mr. Nam completed his B.E. in Mechanical Engineering from Seoul National University in 1984. We believe Mr. Nam is well suited to serve as the Chairman of our Board of Directors given his extensive experience serving in chief executive officer and chairman roles and his in-depth knowledge of the telecommunications industry.

Il Yung Kim joined DZS as a director and Co-Chief Executive Officer of DZS in connection with the Merger on September 9, 2016. Mr. Kim assumed his current role of director, President and Chief Executive Officer on September 11, 2017. In addition, he served as acting or interim Chief Financial Officer from September 11, 2017 to December 1, 2017 and from August 26, 2019 to December 1, 2019. Prior to joining DZS, Mr. Kim served as a consultant to DNI, our majority stockholder and parent company, in connection with the Merger. From September 2014 to August 2016, Mr. Kim served as Chief Executive Officer of TukTak in Korea, an online startup company, which enables people with creative talents to collaborate and produce goods and services online. From December 2014 to August 2016, Mr. Kim also served as a strategic advisor for InMobi, a global mobile advertising platform provider. Previously, Mr. Kim held various positions with Korea Telecom, including as President and executive board member from 2013 to January 2014, and as Chief Strategy Officer from 2010 to 2013. Mr. Kim commenced his career with British Telecom in 1982, where he held various senior positions including Vice President of Technology and Innovation and Programme Director and Head of Technology and Investment. Mr. Kim holds a B.S. (with Honors) in Electronic Engineering and an M.S. Degree in Microwave and Modern Optics from University College, University of London. We believe Mr. Kim is well suited to be our Chief Executive Officer and serve on our Board of Directors given his extensive chief executive officer experience, his expertise in the business arena and his in-depth knowledge of the telecommunications industry.

Board Leadership Structure

Different individuals serve as Chairman of the Board of Directors and Chief Executive Officer. The Chairman is Mr. Min Woo Nam, who presides over meetings of the Board of Directors and the stockholders, reviews and approves meeting agendas, meeting schedules and other information, as appropriate, consults on stockholder engagement and governance matters, and performs such other duties as the Board of Directors requires from time to time. The Chief Executive Officer is Mr. Il Yung Kim, who focuses on operating and managing the Company. Our Board of Directors believes that this separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company, leverages the Chairman’s experience and perspectives, and enhances the effectiveness of the Board of Directors as a whole.

The Board believes that maintaining a healthy mix of qualified independent, non-management, and management directors on the Board is an integral part of effective corporate governance and management of the Company. The Board also believes that the current leadership structure strikes an appropriate balance between independent directors, management directors, and directors affiliated with DNI, the Company’s largest stockholder, which allows the Board to effectively represent the best interests of the Company’s entire stockholder base.

The Board does not utilize a lead independent director. However, the independent directors of the Board are actively involved in the decision-making of the Board and its various committees.

Board Independence

The Board of Directors has affirmatively determined that each of Joon Kyung Kim, Seong Gyun Kim, Rolf Unterberger and David Schopp are independent under the criteria established by The Nasdaq Stock Market, or Nasdaq, for independent board members. At the conclusion of the regularly scheduled Board of Directors meetings, the independent directors have the opportunity to and regularly meet outside of the presence of our management. In addition, each member of the Audit Committee is currently an independent director in accordance with Nasdaq standards.

Committee Composition

Our Board of Directors has the following three standing committees: (1) Audit Committee, (2) Compensation Committee, and (3) Corporate Governance and Nominating Committee. The current membership and the function of each of the committees are described below. Each of the committees operates under a written charter that can be found on the “Governance” section of our website at https://investor-dzsi.com/investor-relations/corporate-governance.

Director	Independence	Financial Expert	Audit Committee (1)	Compensation Committee (1)	Corporate Governance and Nominating Committee (1)
Il Yung Kim	—	—	—	—	—
Joon Kyung Kim	Independent			—
Seong Gyun Kim	Independent			—	—
Min Woo Nam	—	—	—
David Schopp	Independent	—	—
Rolf Unterberger	Independent				—
Choon Yul Yoo	—	—	—	—	—
Number of Meetings in 2019			5	4	4

 Member    Chairperson    Financial Expert

(1) Sung-Bin Park and Michael Connors served on each of the standing committees until their resignations on March 31, 2019 and November 15, 2019, respectively.

Audit Committee

The Audit Committee reviews the professional services provided by our independent registered public accounting firm, the independence of such independent registered public accounting firm from our management, and our annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. In addition, the Audit Committee reviews and approves any related-party transactions. The responsibilities and activities of the Audit Committee are described in greater detail in the section entitled “Audit Committee Report.”

Each member of the Audit Committee is an independent director under the criteria established by Nasdaq and SEC rules. Our Board of Directors has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to the experience and understanding of our Audit Committee members with respect to certain accounting and auditing matters. The designation does not impose upon them any duties, obligations or liabilities that are greater than are generally imposed on them as a member of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

Compensation Committee

The Compensation Committee is responsible for reviewing all components of executive officer and director compensation and benefits and establishing and monitoring policies governing the compensation of executive officers and directors. In carrying out these responsibilities, the Compensation Committee is responsible for reviewing and approving the performance objectives relevant to compensation, determining salary, bonus and other incentive-based compensation, and approving equity-based compensation for executive officers. The Compensation Committee may delegate its authority to others so long as it is acting within the scope of the powers and responsibilities delegated to it by the Board of Directors. The objectives of the Compensation Committee are to correlate executive officer compensation with our business objectives and financial performance, and to enable us to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Compensation Committee seeks to reward executive officers in a manner consistent with our annual and long-term performance goals, and to recognize individual initiative and achievement among executive officers.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee develops and reviews corporate governance principles applicable to the Company, identifies individuals qualified to serve as directors, selects or recommends nominees to the Board of Directors for the election of directors, and advises the Board of Directors with respect to Board of Directors and committee composition. The Corporate Governance and Nominating Committee is also responsible for reviewing with the Board of Directors from time to time the appropriate skills and characteristics required of Board of Directors members in the context of the current size and make-up of the Board of Directors.

In selecting or recommending nominees for election to the Board of Directors, the Corporate Governance and Nominating Committee conducts inquiries into the background and qualifications of any potential nominees, including, but not limited to, professional experience, viewpoint, age, education, skills (such as understanding of manufacturing, technology, finance and marketing) and international background. The Corporate Governance and Nominating Committee recognizes the value of cultivating a Board of Directors with a diversity of backgrounds and experiences for a more balanced and wide-ranging discussions in the boardroom, which we believe, enhances the decision-making process. Our stockholders also recognize the value of having diverse representation and a variety of viewpoints on the Company’s Board of Directors.

The Corporate Governance and Nominating Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. The same criteria is used by the Corporate Governance and Nominating Committee to evaluate all candidates, whether he or she was recommended by a director, management or a stockholder. To recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration, stockholders should submit the candidate’s name and qualifications to our Corporate Secretary in writing to the following address: DASAN Zhone Solutions, Inc., Attention: Corporate Secretary, 1350 South Loop Road, Suite 130, Alameda, California 94502. When submitting candidates for nomination to be elected at the annual meeting of stockholders, stockholders must also follow the notice procedures and provide the information required by our bylaws.

In evaluating the qualification of candidates for potential nomination to the Board of Directors, the Corporate Governance and Nominating Committee reviews the background and qualification of each candidate, engages in internal discussions, interviews with selected candidates and assesses such candidate’s potential to make positive contributions that are responsive to the needs of DZS. There is no specific criteria or minimum qualifications that a nominee must possess; our Corporate Governance and Nominating Committee reviews each candidate in the context of the current and anticipated needs of the Board of Directors and our business at a particular point in time. As a result, the priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board of Directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board of Directors members. Therefore, while the Corporate Governance and Nominating Committee is focused on the achievement and the ability of potential nominees to make a positive contribution with respect to such factors, it has not established any specific minimum criteria or qualifications that a nominee must possess. Upon the identification of a qualified candidate, the Corporate Governance and Nominating Committee would select, or recommend for consideration by the full Board of Directors, such candidate as a nominee for election to the Board of Directors.

In the case of the current Board nominees, Choon Yul Yoo and Joon Kyung Kim, who were appointed on August 8, 2019 and January 6, 2020, respectively, the Corporate Governance and Nominating Committee selected each of those nominees based upon recommendations provided by Board members.

Controlled Company Exemption

Under applicable Nasdaq rules, if an individual or another entity owns more than 50% of the voting power for the election of directors of a listed company, that company is considered a “controlled company” and is exempt from certain corporate governance requirements, including the requirements to have a board of directors comprised of a majority of independent directors and independent director oversight of such board’s nominating and executive compensation functions. Prior to May 20, 2019, the Company was a “controlled company” because DNI owned more than 50% of the voting power for the election of directors. Effective May 20, 2019, DNI ceased to own more 50% of the outstanding shares of common stock of the Company. Under applicable Nasdaq rules, the Company has up to one year following the loss of “controlled company” status to gain full compliance with the corporate governance requirements.

As of the date of this Proxy Statement, the Company is relying on the “phase-in” transition schedule with respect to the composition of the Compensation Committee and the Corporate Governance and Nominating Committee. The Board intends to cause both of these committees to consist solely of independent directors on or before May 20, 2020.

Director Attendance at Board Meetings and Annual Meetings of Stockholders

During the fiscal year ended December 31, 2019, the Board of Directors of DZS held 8 meetings. Each director attended or participated in at least 75% of the meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, in each case during the period for which he was a director or a committee member. In addition to meetings, the Board of Directors and its committees sometimes took action by unanimous written consent in lieu of a meeting, which is permitted under Delaware corporate law.

We endeavor to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. One of our directors attended last year’s annual meeting of stockholders.

Board of Directors’ Role in Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and discusses our policies with respect to risk assessment and risk management. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.

The Board of Directors’ role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next Board of Directors meeting. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communications with the Board of Directors

Any stockholder wishing to communicate with any of our directors regarding corporate matters may write to the director, c/o Corporate Secretary, DASAN Zhone Solutions, Inc., 1350 South Loop Road, Suite 130, Alameda, California 94502. The Corporate Secretary will forward these communications directly to the director(s). However, certain correspondence such as spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material may be forwarded elsewhere within the Company for review and possible response.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

Our Board of Directors has fixed the number of authorized directors at seven. In accordance with our certificate of incorporation, our Board of Directors is divided into three classes that are as nearly equal in number as is practicable, with Class I consisting of two members, Class II consisting of three members, and Class III consisting of two members. At each annual meeting of stockholders, the stockholders elect one class of directors to serve a three-year term.

Class I, the class of directors whose term expires at the 2020 annual meeting of stockholders, currently consists of two persons. In accordance with the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has unanimously nominated Joon Kyung Kim and Seong Gyun Kim, the two incumbent directors whose terms expire at 2020 annual meeting of stockholders, to stand for reelection to the Board of Directors. Messrs. Kim and Kim have been nominated to serve as directors until the 2023 annual meeting of stockholders or until their respective successors have been duly elected and qualified. Information regarding the background and qualification of each nominee for re-election to the Board of Directors is included above in “Corporate Governance Principles and Board Matters–Class I Directors Standing for Re-Election at this Annual Meeting”.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all shares represented by signed and returned proxy cards received for the election of Messrs. Kim and Kim. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, then the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board of Directors to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected as a director. Abstentions and broker non-votes will have no effect on the vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the election of Joon Kyung Kim and Seong Gyun Kim as Class I Directors.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Representatives of Grant Thornton are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent registered public accounting firm is not required by our bylaws or otherwise. However, we are submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will reconsider whether or not to retain Grant Thornton, and may retain that firm or another without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Change in Accountants

On June 7, 2019, following an evaluation of audit fees and costs and at the direction of the Audit Committee, PricewaterhouseCoopers LLP (“PwC”) was dismissed as the Company’s independent registered public accounting firm. The Company notified PwC on June 10, 2019 that it would be dismissed as the Company’s independent registered public accounting firm, effective immediately. The decision to change independent registered public accounting firms was approved by the Audit Committee. PwC’s reports on the Company’s financial statements for the years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. On June 7, 2019, the Audit Committee approved the appointment of Grant Thornton as the Company’s new independent registered public accounting firm, effective upon the dismissal of PwC on June 10, 2019.

As previously reported on the Current Report on Form 8-K filed with the SEC on June 14, 2019, during the Company’s two most recent fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through June 10, 2019, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act and the related instructions thereto (“Regulation S-K”), with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

Also during this same period, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto, except for the material weaknesses in the Company’s internal control over financial reporting relating to the matters for the three and nine months ended September 30, 2016, which had not been fully remediated at December 31, 2018, as previously reported in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 relating to: an insufficient complement of personnel with appropriate accounting knowledge, experience and competence, resulting in incorrect application of generally accepted accounting principles, ineffective controls over the financial close process, and lack of design and maintenance of effective controls over the review of supporting information to determine the completeness and accuracy of the accounting for complex transactions.

We provided PwC with a copy of the Current Report on Form 8-K reporting the change in auditor before filing the Form 8-K with the SEC on June 14, 2019, and requested that PwC furnish us with a letter addressed to the SEC stating whether or not PwC agreed with the above statements and stating the respects, if any, in which PwC did not agree with such statements. The letter from PwC was filed as Exhibit 16.1 to the Form 8-K.

Principal Accounting Fees and Services

The following is a summary of Grant Thornton’s fees for professional services rendered to DZS for the year ended December 31, 2019:

Fee Category	2019 Fees
Audit Fees	$1,330,596
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$1,330,596

Audit Fees. This category includes the audit of our annual financial statements, review of financial statements, audit of our internal control over financial reporting, review of our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category consists of assurance and related services provided by Grant Thornton that are reasonably related to the performance of the audit or review of our financial statements and are not reported above as “Audit Fees.” These services include accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of professional services rendered by Grant Thornton primarily in connection with tax compliance, tax planning and tax advice activities. These services include assistance with the preparation of tax returns, claims for refunds, value added tax compliance, and consultations on state, local and international tax matters.

All Other Fees. This category consists of fees for products and services other than the services reported above.

Pre-Approval Policy of the Audit Committee

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All fees shown in the table above were pre-approved in accordance with the policies described above.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

PROPOSAL 3:

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company requests that our stockholders cast a non‑binding, advisory vote to approve the compensation of the Company’s named executive officers (“NEOs”) identified in the section titled “Executive Compensation” set forth below in this Proxy Statement. This proposal, commonly known as a “say‑on‑pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement under the Section titled “Executive Compensation” pursuant to the compensation disclosure rules of the SEC, including the compensation tables and related disclosures.”

This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

At our 2017 annual stockholder meeting, our stockholders voted in favor of conducting an advisory vote on the compensation of our named executive officers once every three years. Subsequently, our Board of Directors determined that the company would implement a triennial advisory vote on the compensation of our named executive officers. Accordingly, the next such vote is expected to occur at the 2023 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the advisory vote on compensation of named executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the years ended December 31, 2019 and 2018 for our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Il Yung Kim	2019	384,190	(2)	100,000	(3)	—	—		—	—	102,347	(4)	586,538
President & CEO	2018	407,086	(5)	350,000	(6)	—	—		—	—	99,656	(7)	856,742
Thomas Cancro	2019	21,154	(8)	—		—	715,277	(9)	—	—	6,246	(10)	742,677
CFO
Philip Yim	2019	281,539		—		—	606,355	(12)	—	—	24,106	(13)	912,000
COO	2018	245,375		25,000	(11)	—	—		—	—	47,944	(14)	318,319
Michael Golomb	2019	201,923	(15)	—		—	—		—	—	168,536	(17)	370,459
Former CFO	2018	300,000		30,000	(16)	—	235,403		—	—	27,804	(18)	593,207

(1)

This column represents the grant date fair value of the option awards granted during the applicable fiscal year to our named executive officers, calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 8 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)

Consists of (a) $281,539 paid in U.S. Dollars and (b) $102,651 paid in Korean Won (with the KRW 120,000,000 paid to Mr. Kim converted to U.S. Dollars using an exchange rate of 1,169 KRW:1.00 USD, which represents the average of the actual exchange rates on the date of each payment to Mr. Kim for the period from January 1, 2019 through December 31, 2019).

(3)	Mr. Kim was paid a bonus for performance during 2019.

(4)

Consists of (a) $76,800 in housing allowance, (b) $22,762 in medical insurance premiums paid by us on his behalf, and (c) $2,785 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on Mr. Kim’s behalf.

(5)

Consists of (a) $300,000 paid in U.S. Dollars and (b) $107,086 paid in Korean Won (with the KRW 120,000,000 paid to Mr. Kim converted to U.S. Dollars using an exchange rate of 1,121 KRW:1.00 USD, which represents the average of the actual exchange rates on the date of each payment to Mr. Kim for the period from January 1, 2018 through December 31, 2018).

(6)

Mr. Kim was paid a bonus for performance during 2018. Consists of (a) $233,333 paid in U.S. Dollars and (b) $116,667 paid in Korean Won (with the KRW 130,783,707 paid to Mr. Kim converted to U.S. Dollars using an exchange rate of 1,121 KRW:1.00 USD, which represents the average of the actual exchange rates on the date of each payment to Mr. Kim for the period from January 1, 2018 through December 31, 2018).

(7)	Consists of (a) $78,000 in housing allowance and (b) $21,656 in medical insurance premiums paid by us on Mr. Kim’s behalf.

(8)	Based on an annual base salary of $275,000 earned by Mr. Cancro in 2019 since joining the company in December 2019.

(9)	Twenty five percent of the options will vest on December 2, 2020, and the remainder will vest in thirty-six (36) monthly installments thereafter.

(10)

Consists of (a) $5,317 in housing allowance, (b) $803 in medical insurance premiums paid by us on his behalf and (c) $126 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf.

(11)	Mr. Yim was paid a bonus for performance during 2018.

(12)	Twenty five percent of the options will vest on May 13, 2020, and the remainder will vest in thirty-six (36) monthly installments thereafter.

(13)

Consists of (a) $21,407 in medical insurance premiums paid by us on his behalf and (b) $2,699 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf.

(14)

Consists of (a) $21,140 in medical insurance paid by us on his behalf, and (b) $2,597 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf.

(15)	Based on the portion of an annual base salary of $300,000 earned by Mr. Golomb in 2019 up to the date of his resignation effective August 30, 2019.

(16)	Mr. Golomb was paid a bonus for performance during 2018.

(17)

Consists of (a) $150,000 in severance payment, (b) $16,804 in medical insurance premiums paid by us on his behalf and (c) $1,732 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf.

(18)

Consists of (a) $25,206 in medical insurance premiums paid by us on his behalf and (b) $2,598 in other insurance premiums (including dental, vision, life insurance, short- and long-term disability) paid by us on his behalf.

Narrative to Summary Compensation Table

The principal components of compensation for our named executive officers include base salary, a discretionary bonus plan (applicable to Mr. Kim and Mr. Cancro), option awards, health and welfare benefits and certain other benefits.

2019 Salaries

Base salaries for our named executive officers are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Decisions regarding salary increases take into account the executive’s current salary and the amounts paid to the named executive officer’s peers outside the Company. In addition to considering the competitive pay practices of our peer group of companies, we also consider the amounts paid to a named executive officer’s peers internally by conducting an internal pay equity analysis which compares the pay of each named executive officer to other members of the management team. Base salaries are reviewed periodically, but are not automatically increased if the Compensation Committee believes that other elements of compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is contingent on the achievement of performance objectives.

As of December 31, 2019, the base salaries for our actively employed named executive officers were as follows: Il Yung Kim ($320,000), Thomas Cancro ($275,000) and Philip Yim ($240,000).

Discretionary Bonus Plans

Mr. Kim is eligible to participate in a discretionary annual bonus program, to be earned and paid quarterly. The Board of Directors evaluates and approves bonus payments, if any, on a quarterly basis by reviewing the Company’s overall results against the annual budget as approved by the Board with respect to the following metrics: revenue; pre-tax income from operations (excluding any non-recurring and/or extraordinary charges or credits); free cash flow (excluding any equity and/or debt changes); and other non-financial subjective criteria determined by the Board of Directors. Mr. Kim’s target quarterly bonus is $100,000. For 2019, no specific quarterly performance objectives were established for Mr. Kim’s bonus opportunities and no performance criteria was given any particular weighting. Instead, the quarterly bonus plan achievement and payout was determined by our Board of Directors based on their subjective evaluation of our overall performance relative to the operating plan and of Mr. Kim’s individual performance.

Mr. Cancro is also eligible to participate in a discretionary annual bonus program, to be earned and paid quarterly. The Board of Directors evaluates and approves bonus payments, if any, on a quarterly basis by reviewing certain financial and non-financial subjective criteria determined by the Board of Directors from time to time. Mr. Cancro’s target quarterly bonus is $22,500. No payouts were made to Mr. Cancro under the discretionary annual bonus program during 2019

Option Awards

To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicle for long-term compensation opportunities. During 2019, awards of stock options were made to Mr. Yim and Mr. Cancro.

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, generally on the same basis as other employees. We believe that these health and welfare benefits help ensure that the Company has a productive and focused workforce.

Other Benefits

We provide our named executive officers with other benefits when it is appropriate or necessary to incentivize them to join the Company or to retain them. Pursuant to their respective employment agreements, Mr. Kim and Mr. Cancro are entitled to certain additional benefits, including a housing allowance and relocation assistance.

Outstanding Equity Awards at 2019 Fiscal Year End

The following lists all outstanding equity awards held by our named executive officers as of December 31, 2019.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Il Yung Kim	108,316		41,684	(3)		—	6.75		10/10/2027
	72,908	(2)	27,091	(2)		—	4.80	(2)	1/4/2027
	162,482	(2)	37,518	(2)	(4)	—	5.95	(2)	9/9/2026
Philip Yim	—		90,000	(5)		—	10.99		5/14/2029
	16,656		33,344			—	9.63		8/9/2028
	6,824		9,167			—	6.91		10/1/2027
Thomas Cancro	—		160,000	(6)		—	7.90		12/2/2029
Michael Golomb	35,000	(7)	—			—	10.22		2/28/2020
	130,000	(7)	—			—	8.29		2/28/2020

(1)

Except as otherwise noted, all options have a term of ten years from the date of grant and vest and become exercisable in 48 equal monthly installments over the course of four years from the date of grant. The vesting of the stock options held by our named executive officers may accelerate under certain circumstances as described below under “Potential Payments Upon Termination.”

(2)	Amounts presented have been adjusted to reflect the one-for-five reverse stock split effected on February 28, 2017.
(3)	The options vest monthly over three years in 36 equal monthly installments.
(4)

The options vest over four years with the first 25% vesting on September 9, 2017 and the remaining shares vesting in 36 equal monthly installments over the course of the remaining three years thereafter.

(5)	Twenty five percent of the options will vest on May 13, 2020, and the remainder will vest in thirty-six (36) monthly installments thereafter.
(6)	Twenty five percent of the options will vest on December 2, 2020, and the remainder will vest in thirty-six (36) monthly installments thereafter.
(7)	In connection with his resignation, all of Mr. Golomb’s unvested stock options were accelerated and were exercisable until February 28, 2020.

Potential Payments Upon Termination

We have employment, severance, change of control or release agreements with certain of the named executive officers, as described below.

Employment Agreement with Il Yung Kim

On October 10, 2017, we entered into an Amended and Restated Employment Agreement (the “Restated Employment Agreement”) with Il Yung Kim, who was then serving as our President, Chief Executive Officer and Acting Chief Financial Officer. The Restated Employment Agreement with Mr. Kim superseded his then-existing employment agreement.

The Restated Employment Agreement has a three-year term expiring on October 10, 2020. During the term, Mr. Kim will serve as President and Chief Executive Officer reporting to the Board of Directors, with such duties and responsibilities as are commensurate with such positions. The Restated Employment Agreement provides that Mr. Kim will have an initial annual base salary of $400,000, which will be reviewed on at least an annual basis by the Compensation Committee. In addition, Mr. Kim is eligible to participate in discretionary annual bonus program. Mr. Kim has an annual target bonus equal to $400,000. During the term, we will provide Mr. Kim with a monthly housing allowance of up to $6,500. In addition, in the event that Mr. Kim’s employment is terminated, we will pay or reimburse Mr. Kim for up to an additional $30,000 in relocation expenses at such termination of his employment, unless he voluntarily resigns without “good reason” (as defined below). The relocation expenses to be provided to Mr. Kim will be grossed-up for taxes. Mr. Kim is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to our other officers. Mr. Kim also received a one-time signing bonus in the amount of $100,000 in connection with the execution of the Restated Employment Agreement.

Under the Restated Employment Agreement, Mr. Kim will receive certain compensation in the event that his employment is terminated by us for any reason other than by reason of death, disability, his termination for “cause” (as defined below), if he resigns for “good reason” (as defined below), or as a result of the expiration of the term (each, a “Kim Qualifying Termination”). In the event that Mr. Kim’s employment is terminated by reason of a Kim Qualifying Termination, he will be entitled to receive a lump-sum payment equal to his annual salary as in effect immediately prior to the date of termination (or, if greater, $400,000) plus an amount equal to the sum of the bonuses earned by Mr. Kim for the four most recently completed calendar quarters preceding his date of termination. In addition, in the event of a Kim Qualifying Termination, all stock awards held by Mr. Kim will vest in full on the date of termination and, with respect to stock awards granted on or after the date of the Restated Employment Agreement, shall remain exercisable for a period of one year following the date of termination (but not beyond the original expiration date of such stock awards).

Assuming a hypothetical Kim Qualifying Termination of Mr. Kim’s employment on December 31, 2019, the last day of our 2019 fiscal year, we would have been obligated to pay Mr. Kim a lump sum payment of $550,000, up to $30,000 reimbursement of expenses for relocation to his new principal place of residence, and the vesting and exercisability of his stock options would have accelerated on the date of termination, which stock options would have had a value of $1,304,496 as of December 31, 2019, based on a closing price per share of our common stock on December 31, 2019 (the last trading day of 2019) of $8.86, less the applicable exercise price.

Employment Agreement with Michael Golomb

On December 1, 2017, we entered into an employment agreement with Mr. Golomb (the “Golomb Employment Agreement”). The Golomb Employment Agreement had an initial term expiring on December 1, 2020. Pursuant to the Golomb Employment Agreement, Mr. Golomb served as Chief Financial Officer, Corporate Treasurer and Secretary reporting to the Chief Executive Officer. The Golomb Employment Agreement provided that Mr. Golomb had an initial annual base salary of $300,000, reviewed on at least an annual basis by the Compensation Committee. Mr. Golomb was also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to our other officers.

Under the Golomb Employment Agreement, Mr. Golomb was entitled to certain compensation in the event that his employment was terminated by us for any reason other than by reason of death, disability, termination for “cause” (as defined below), or if he resigned for “good reason” (as defined below), or as a result of the expiration of the term (each, a “Golomb Qualifying Termination”). In the event Mr. Golomb’s employment terminated by reason of a Golomb Qualifying Termination, Mr. Golomb would have been entitled to receive a lump-sum payment equal to the greater of his six months’ salary as in effect immediately prior to the date of termination or $150,000. In addition, in the event of a Golomb Qualifying Termination, all stock awards held by Mr. Golomb would have vested in full on the date of termination and remained exercisable for a period of one year following the date of termination (but not beyond the original expiration date of such stock awards).

On August 26, 2019, Mr. Golomb informed the Company of his intention to resign his employment with the Company effective August 30, 2019, and we entered into a General Release of Claims dated as of August 30, 2019 (the “Release”).  Pursuant to the Release, in consideration for his agreement to release and forever discharge the Company from any and all claims (including all obligations under the Golomb Employment Agreement), Mr. Golomb received a lump sum cash payment of $150,000 and all of Mr. Golomb’s outstanding stock options were accelerated.  His vested stock options were exercisable until February 28, 2020. The value of the accelerated options (calculated using the difference between the closing price of the Company’s common stock on August 30, 2019 ($10.67) and the exercise price of the accelerated options) to Mr. Golomb was $325,150 in the aggregate.

Employment Agreement with Thomas Cancro

On November 25, 2019, the Company announced the appointment of Thomas Cancro as the Company’s Chief Financial Officer and Corporate Treasurer, effective December 2, 2019. In connection with his appointment, Mr. Cancro entered into an employment agreement with the Company (the “Cancro Employment Agreement”) that is discussed in greater detail below. The Cancro Employment Agreement provides that Mr. Cancro will have an initial annual base salary of $275,000, which was increased to $300,000 on April 1, 2020. The base salary will be reviewed on at least an annual basis by the Board of Directors or the Compensation Committee. Mr. Cancro will be eligible to participate in a performance-based annual bonus program approved by the Board, pursuant to which bonuses will be earned and paid, if at all, in equal quarterly installments. Mr. Cancro’s initial target quarterly bonus is $22,500. For a period of up to one year, Mr. Cancro will be eligible for a housing and automobile allowance in connection with his commencement of employment in the San Francisco Bay Area. Mr. Cancro will also be eligible for relocation assistance in certain circumstances. Mr. Cancro is also eligible to participate in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements generally available to the Company’s other officers, including a cell phone allowance.

In connection with his appointment, the Board granted Mr. Cancro stock options to purchase 160,000 shares of the Company’s common stock under the Company’s equity plan. The options, which have a ten-year term and an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, will vest over a four-year period, with 25% vesting on the first anniversary of Mr. Cancro’s commencement of employment and the remainder vesting ratably over 36 months thereafter. Vesting of the options will be immediately accelerated if, following a change in control, Mr. Cancro resigns for “good reason” (as defined below) or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (as defined below). Future equity grants will be made at the discretion of the Board.

Under the Cancro Employment Agreement, Mr. Cancro will receive certain compensation in the event that he resigns for “good reason” or his employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (each, a “Qualifying Termination”). In the event Mr. Cancro’s employment is terminated by reason of a Qualifying Termination, Mr. Cancro will be entitled to receive (i) his base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid and (ii) a lump-sum payment equal to the sum of (x) the greater of (A) six months’ of Mr. Cancro’s salary as in effect immediately prior to the date of termination or (B) $150,000 plus (y) Mr. Cancro’s bonus for the quarter in which the termination occurs based on actual Company performance.

Assuming a hypothetical Cancro Qualifying Termination of Mr. Cancro’s employment on December 31, 2019, the last day of our 2019 fiscal year, we would have been obligated to pay Mr. Cancro a lump sum payment of $150,000. Additionally, if the hypothetical Cancro Qualifying Termination occurred following a change in control, Mr. Cancro would also have been entitled to acceleration of vesting of all outstanding stock options.

Defined Terms in Employment Agreements

For purposes of the employment agreements described above, “cause” is generally defined to include: (1) the executive’s willful or continued failure to substantially perform his duties with the Company, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board of Directors (or, with respect to Mr. Golomb and Mr. Cancro, the Chief Executive Officer) consistent with the terms of his employment agreement, which failure continues for 15 days following the executive’s receipt of written notice from the Board of Directors, (2) the executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against us, (3) the executive’s willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company, or (4) the executive’s willful and material breach of his employment agreement, which breach remains uncured for 15 days following his receipt of written notice by the Board of Directors.

For purposes of the employment agreements, “good reason” is generally defined to include the occurrence of any of the following events without his consent: (1) a material diminution in the executive’s base compensation, (2) a material diminution in the executive’s authority, duties or responsibilities, (3) a material change in the geographic location at which the executive must perform his duties, or (4) any other action or inaction that constitutes a material breach by the Company of its obligations under the employment agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 with respect to shares of our common stock that may be issued under existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by us in connection with mergers and acquisitions of the companies that originally granted those options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column
Equity compensation plans approved by security holders	2,023,847	$8.42	1,028,501	(2)
Equity compensation plans not approved by security holders	—	—	—

(1)

This column includes 11,250 shares of unvested restricted stock and/or restricted stock units outstanding as of December 31, 2019 and 2,012,597 shares underlying options under the 2017 Plan. The weighted average exercise price of those outstanding options is $8.47 per share.

(2)

Includes shares available for future issuance under our 2017 Plan and the 2018 Employee Stock Purchase Plan. As of December 31, 2019, there were 210,930 shares of common stock available for future issuance under the 2018 Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

Il Yung Kim, who also serves as an officer of the Company, does not receive any additional compensation for his service as a director.

Under our non-employee director compensation program, each non-employee director is entitled to receive an annual cash retainer of $35,000 (pro-rated for partial years) that is paid quarterly. Directors may elect to receive an equivalent amount of fully vested shares of our common stock in lieu of the annual cash retainer. To align the interests of directors with the long-term interests of stockholders, each non-employee director is also entitled to receive an annual equity grant in the form of restricted stock units. The restricted stock units are granted on the first trading day of each calendar year. The number of restricted stock units granted is determined by dividing $65,000 by the fair market value per share of our common stock on the date of grant. The annual equity grant of restricted stock units will vest in four equal installments at the end of each quarter over the course of one year following the grant date, assuming continued service as a director of the Company. In addition, members of the Audit Committee receive an annual cash retainer of $15,000, members of the Compensation Committee receive an annual cash retainer of $10,000 and members of the Nominating and Corporate Governance Committee receive an annual cash retainer of $5,000. All cash retainers are paid quarterly for continued service on the committees. Non-employee directors are also entitled to reimbursement of reasonable out-of-pocket expenses incurred attending Board and committee meetings, and in connection with Board related activities. The following table sets forth the compensation earned during the year ended December 31, 2019 by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Connors (2)	60,000	65,000	—	—	—	—	125,000
Seong Gyun Kim (3)	50,000	65,000	—	—	—	—	115,000
Min Woo Nam (4)	45,000	65,000	—	—	—	—	110,000
Sung-Bin Park (5)	15,000	65,000	—	—	—	—	80,000
David Schopp (6)	42,500	65,000	—	—	—	—	107,500
Rolf Unterberger (7)	46,250	65,000	—	—	—	—	111,250
Choon Yul Yoo (8)	14,600	27,083	—	—	—	—	41,683

(1)

This column represents the grant date fair value of the equity awards granted in 2019 to the non-employee directors, as calculated in accordance with FASB ASC Topic 718. For these awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 8 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)	Effective November 15, 2019, Dr. Connors resigned from the Board of Directors. As of December 31, 2019, Dr. Connors held 44,903 stock options and no unvested stock awards.

(3)	As of December 31, 2019, Mr. Kim held a total of 15,365 shares and 2,250 unvested stock units.

(4)	As of December 31, 2019, Mr. Nam held a total of 11,615 shares, 20,000 stock options and no unvested stock awards.

(5)	Effective March 31, 2019, Mr. Park resigned from the Board of Directors. As of December 31, 2019, Mr. Park held no stock options and no unvested stock awards.

(6)	As of December 31, 2019, Mr. Schopp held a total of 7,284 shares and no unvested stock awards.

(7)	As of December 31, 2019, Mr. Unterberger held a total of 9,269 shares and no unvested stock awards.

(8)	As of December 31, 2019, Mr. Yoo held a total of 2,679 shares and no unvested stock awards.

OWNERSHIP OF SECURITIES

Beneficial Ownership Table

The following table sets forth information known to us regarding ownership of our common stock on April 1, 2020 by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors and director nominees of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table above, and (iv) all directors, director nominees and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percent Owned (3)
DASAN Networks, Inc. (4)	9,493,015		44.1%
Il Yung Kim	387,909	(5)	1.8%
Min Woo Nam	33,554	(6)	*
Joon Kyung Kim	7,181	(7)	*
Seong Gyun Kim	24,778	(8)	*
Rolf Unterberger	16,450	(9)	*
David Schopp	14,465	(10)	*
Choon Yul Yoo	9,860	(11)	*

Other named executive officers:
Philip Yim	35,267	(12)	*
Thomas Cancro	—		*
Michael Golomb	—	(13)	*
All directors, named executive officers and their affiliates as a group (9 persons)	529,464	(14)	2.4%

*	Denotes less than 1%.

(1)

Under the rules of the SEC, a person is the beneficial owner of securities if that person has sole or shared voting or investment power. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address for each person or entity named below is c/o DASAN Zhone Solutions, Inc., 1350 South Loop Road, Suite 130, Alameda, California 94502.

(2)

In computing the number of shares beneficially owned by a person named in the table and the percentage ownership of that person, shares of common stock that such person had the right to acquire within 60 days after April 1, 2020 are deemed outstanding, including without limitation, upon the exercise of options or vesting of restricted stock units. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)

For each person included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of (a) 21,513,373 shares of common stock outstanding on April 1, 2020 plus (b) the number of shares of common stock that such person had the right to acquire within 60 days after April 1, 2020.

(4)	The address of DASAN Networks, Inc. is DASAN Tower, 49, Daewangpangyo-ro 644 Beon-gil Budang-gu, Sungnam-si, Gyeonggi-do, 463-400, Korea.

(5)	Includes (a) 12,958 shares held by Mr. Kim and (b) 374,951 shares subject to stock options exercisable by Mr. Kim within 60 days after April 1, 2020.

(6)

Consists of (a) 11,615 shares held by Mr. Nam, (b) 5,368 Restricted Stock Units held by Mr. Nam, and (c) 16,571 shares subject to stock options exercisable by Mr. Nam within 60 days after April 1, 2020.

(7)	Consists of (a) 5,386 Restricted Stock Units held by Mr. Kim and (b) 1,795 shares subject to stock options exercisable by Mr. Kim within 60 days after April 1, 2020.

(8)

Consists of (a) 15,365 shares held by Mr. Kim, (b) 7,618 Restricted Stock Units held by Mr. Kim, and (c) 1,795 shares subject to stock options exercisable by Mr. Kim within 60 days after April 1, 2020.

(9)

Consists of (a) 9,269 shares held by Mr. Unterberger, (b) 5,386 Restricted Stock Units held by Mr. Unterberger and (c) 1,795 shares subject to stock options exercisable by Mr. Unterberger within 60 days after April 1, 2020.

(10)

Consists of (a) 7,284 shares held by Mr. Schopp, (b) 5,386 Restricted Stock Units held by Mr. Schopp and (c) 1,795 shares subject to stock options exercisable by Mr. Schopp within 60 days after April 1, 2020.

(11)	Consists of (a) 2,679 shares held by Mr. Yoo, (b) 5,386 Restricted Stock Units held by Mr. Yoo and (c) 1,795 shares subject to stock options exercisable by Mr. Yoo within 60 days after April 1, 2020.

(12)	Consists of (a) 7,000 shares held by Mr. Yim, and (b) 28,267 shares subject to stock options exercisable by Mr. Yim within 60 days after April 1, 2020.

(13)	To the Company’s knowledge, Mr. Golomb does not retain any shares of Company common stock.

(14)	Includes 428,764 shares subject to stock options exercisable within 60 days after April 1, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the Merger, on September 9, 2016, we entered into a loan agreement with DNI for a $5.0 million unsecured subordinated term loan facility. Under the loan agreement, we were permitted to request drawdowns of one or more term loans in an aggregate principal amount not to exceed $5.0 million. On or about February 27, 2019, the entire outstanding balance on this term loan was repaid.

In February 2016, DNS Korea borrowed $1.8 million from DNI for capital investment with an interest rate of 4.6% per annum. On February 27, 2019, in connection with the entry into the Company’s prior credit facilities with PNC Bank, N.A. (the “PNC Credit Facilities”), the Company amended the terms of this loan to extend the repayment date to May 27, 2022. As of April 16, 2020, the $1.8 million remained outstanding.

In September 2016, the Company entered into a loan agreement with DNI for a $5.0 million unsecured subordinated term loan facility.  The term loan was scheduled to mature in September 2021 and was pre-payable at any time by the Company without premium or penalty. The interest rate under this facility was 4.6% per annum.  In February 2019, the Company repaid the term loan in full plus accrued interest in connection with the entry into the PNC Credit Facilities, thereby terminating the loan agreement.

In March 2018, DNS Korea borrowed $5.8 million from DNI, of which $4.5 million was repaid on August 8, 2018.  The loan bears interest at a rate of 4.6%. On February 27, 2019, in connection with the entry into the PNC Credit Facilities, the Company amended the terms of this loan to extend the repayment date to May 27, 2022. As of April 16, 2020, $1.3 million remained outstanding.

In December 2018, the Company entered into a loan agreement with DNI, for a $6.0 million term loan with an interest rate of 4.6% per annum.  On February 27, 2019, in connection with the entry into the PNC Credit Facilities, the Company amended the terms of the term loan to extend the repayment date to May 27, 2022 and to terminate any security granted to DNI with respect to such term loan. As of April 16, 2020, the $6.0 million remained outstanding.

Interest expense on these related party borrowings was $0.4 million in 2019.

On March 5, 2020, DNS Korea entered into a Loan Agreement with DNI (the “March 2020 DNI Loan”). The March 2020 DNI Loan was negotiated and approved on behalf of the Company and its subsidiaries by a special committee of the Board of Directors of the Company (the “Special Committee”) consisting of directors, each of whom was determined to be independent from DNI. The March 2020 DNI Loan consists of a term loan in the amount of KRW 22.4 billion ($18.5 million USD) with interest payable semi-annually at an annual rate of 4.6% and maturing on March 11, 2022. No principal payments are due on the March 2020 DNI Loan until the maturity date, but DNS Korea may prepay the loan, or a portion thereof, without penalty.

As security for the March 2020 DNI Loan (and other existing loans between DNI and DNS Korea and/or Dasan Network Solutions, Inc., a subsidiary of the Company incorporated under the laws of California (“DNS California”)), (i) DNS California, a wholly-owned, direct subsidiary of the Company and the sole stockholder of DNS Korea, agreed to pledge the outstanding shares of DNS Korea to DNI and (ii) DNS Korea granted a security interest in its personal property assets, accounts receivable and intellectual property assets to DNI. The March 2020 DNI Loan includes certain covenants consisting of financial reporting obligations, a maintenance covenant whereby DNS Korea agreed to maintain a minimum stockholders’ equity value in an amount equal to or greater than KRW 43.3 billion ($35.8 million USD), and customary events of default. If an event of default occurs and is not remedied within the applicable cure period, DNI will be entitled to take various actions, including requiring the immediate repayment of all outstanding amounts under the March 2020 DNI Loan and selling the shares or assets of DNS Korea.

DNS Korea loaned the funds borrowed under the March 2020 DNI Loan to the Company, and the Company utilized a portion of such funds to repay in full and terminate the PNC Credit Facilities.

Min Woo Nam, the Chairman of our Board of Directors, personally guarantees certain indebtedness under our credit facilities. As of December 31, 2019, Mr. Nam guaranteed $2.3 million for letters of credit.

We have entered into various agreements and transactions with DNI and certain of its affiliates in the ordinary course of business. We have entered into certain sales agreements with DNI and certain of its subsidiaries for the sale of our products in Korea, France, India and Taiwan, under which finished goods produced by us were sold to these related parties for approximately $2.5 million during the year ended December 31, 2019.

We have also entered into an agreement with CHASAN Networks Co., Ltd., a wholly owned subsidiary of DNI, to provide manufacturing and research and development services for us, under which agreement we are charged a cost plus 7% fee for the manufacturing and development of certain deliverables. We paid approximately $1.2 million to CHASAN Networks Co., Ltd. under this agreement during the year ended December 31, 2019.

We have entered into an agreement with Tomato Soft Ltd., a wholly owned subsidiary of DNI, to provide manufacturing and research and development services for us. We paid approximately $0.1 million to Tomato Soft Ltd. under this agreement during the year ended December 31, 2019.

We have entered into an agreement with Tomato Soft (Xi’an) Ltd., a wholly owned subsidiary of DNI, to provide research and development services for us. We paid approximately $0.5 million to Tomato Soft (Xi’an) Ltd. under this agreement during the year ended December 31, 2019.

In addition, we share office space with DNI and certain of DNI’s subsidiaries. Prior to the Merger, DNS Korea, then a wholly owned subsidiary of DNI, shared human resources, treasury and other administrative support with DNI. As such, we have entered into certain service sharing agreements with DNI and certain of its subsidiaries for the shared office space and shared administrative services. Expenses related to rent and administrative services are allocated to us based on square footage occupied and headcount, respectively. We paid approximately $3.8 million to DNI and its subsidiaries under these agreements during the year ended December 31, 2019.

DNI has also provided payment guarantees relating to certain of our borrowings, and we pay DNI a guarantee fee which is calculated as 0.9% of the guaranteed amount. We paid approximately $0.3 million to DNI in respect of its payment guarantees during the year ended December 31, 2019.

See Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 (which is incorporated herein by reference) for information regarding related party transactions involving DNI and its affiliates.

AUDIT COMMITTEE REPORT

The Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of DZS’ financial statements and internal control over financial reporting. DZS’ Audit Committee is made up solely of independent directors, as defined in the applicable Nasdaq and SEC rules, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. As described more fully in the charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of DZS’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of DZS’ financial statements, accounting and financial reporting principles, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Grant Thornton, DZS’ independent registered public accounting firm, is responsible for performing an independent audit of DZS’ consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee periodically meets with Grant Thornton, with and without management present, to discuss the results of their examinations, their evaluations of DZS’ internal controls and the overall quality of DZS’ financial reporting. The functions of the Audit Committee members are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, Grant Thornton. The Audit Committee serves a board level oversight role, in which it provides advice, counsel and direction to management and Grant Thornton on the basis of the information it receives, discussions with management and Grant Thornton, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In performing its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and Grant Thornton. The Audit Committee also discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence from management and the Company. In reliance on these reviews and discussions, and the reports of Grant Thornton, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in DZS’ Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Respectfully Submitted by the Audit Committee

Joon Kyung Kim (Chairman)

Seong Gyun Kim

Rolf Unterberger

OTHER MATTERS

We have not received notice of other matters that may be properly presented at the Annual Meeting other than those listed on the Notice of Annual Meeting of Stockholders and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

Stockholder Proposals for Inclusion in the Proxy Statement for the 2021 Annual Meeting. Stockholders of DZS may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion in the proxy statement relating to our 2021 annual meeting of stockholders, proposals of stockholders must be received at our principal executive offices no later than December 16, 2020 (being 120 calendar days prior to the anniversary of the release date of the proxy statement for our 2020 annual meeting) and must otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in the proxy statement for that meeting.

Stockholder Proposals for Presentation at the 2021 Annual Meeting. If a stockholder wishes to present a proposal, including a director nomination, at our 2021 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to our Corporate Secretary prior to the deadline for such meeting determined in accordance with our bylaws. Our bylaw notice deadline with respect to the 2021 annual meeting of stockholders is February 25, 2021 (90 calendar days prior to the anniversary of our 2020 annual meeting). If a stockholder gives notice of a proposal outside of the bylaw notice deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our 2021 annual meeting. However, in the event that the 2021 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the 2020 annual meeting, to be timely, notice by the stockholder must be received by the later of (1) the close of business 90 days prior to the 2020 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2021 annual meeting is first made. A stockholder’s notice must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting.

Notices. All notices of proposals by stockholders, whether or not included in our proxy statement, should be delivered to DASAN Zhone Solutions, Inc., Attn: Corporate Secretary, 1350 South Loop Road, Suite 130, Alameda, California 94502.

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/DZSI or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/DZSI Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00 a.m., Pacific Time, on May 26, 2020 Your vote matters – here’s how to vote! C123456789 ENDORSEMENT_LINE______________ SACKPACK 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE A Proposals — The DZSI Board of Directors unanimously recommends a vote “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2 - 3. Election of Class I Directors to serve three-year terms: For Withhold For Withhold 01 - Joon Kyung Kim 02 - Seong Gyun Kim For Against Abstain For Against Abstain 2. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. 3. Advisory vote to approve compensation of named executive officers. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. If shares are held jointly, each joint holder must sign. When signing as trustee, executor, administrator, guardian, attorney or corporate officer, please print your full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature Date (mm/dd/yyyy) — Please print date below. within the box. C 1234567890 4 5 3 2 8 9 2 2 A V 038KKB J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DZSI ANNUAL MEETING OF STOCKHOLDERS May 26, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE DZSI BOARD OF DIRECTORS The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and the accompanying proxy statement, and hereby appoints Il Yung Kim, Thomas J. Cancro and Alex Yastremski, with full power of substitution as to each, as proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of DZSI that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of stockholders of DZSI to be held on May 26, 2020 at 10:00 a.m., Pacific Time at 1350 South Loop Road, Ste 130, Alameda, California 94502, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present. THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS INSTRUCTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY CARD WILL CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES TO VOTE THE SHARES REPRESENTED BY THE PROXY IN ACCORDANCE WITH THEIR BEST JUDGMENT. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 26, 2020: DZSI’s proxy statement and annual report are available electronically at www.envisionreports.com/DZSI. SEE REVERSE TO BE SIGNED AND DATED ON REVERSE SIDE SEE REVERSE SIDE SIDE Proxy — DASAN ZHONE SOLUTIONS, INC. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below.